MEDIA INFORMATION Sales and Marketing 5751 Transit Road, East Amherst, NY 14051

IMMEDIATE RELEASE

Lake Shore Savings Bank Names Kim C. Liddell
President, CEO, and Director to the Board

Dunkirk, NY, April 24, 2023 – Lake Shore Bancorp, Inc. (NASDAQ:LSBK), the holding company for Lake Shore Savings Bank,  is pleased to announce that Kim C. Liddell has been named President, Chief Executive Officer, and Director to the Board. Mr. Liddell brings more than 35 years of banking experience to Lake Shore Savings, having most recently served as Chairman, President, and Chief Executive Officer of 1880 Bank and Delmarva Bancshares, Inc. in Maryland.

Mr. Liddell earned his Bachelor of Arts in Economics and Business from Randolph-Macon College in Ashland, VA. He attended both the School of Bank Management and the Graduate School of Retail Bank Management at the University of Virginia. Mr. Liddell currently serves as Director of BV Financial and Bay Vanguard Bank and he sits on the Board of Directors of the Federal Home Loan Bank of Atlanta, where he serves as the Chairman of the Finance Committee, and member of the Credit and Member Services and Housing Committees.

Mr. Liddell began his banking career as a Management Trainee at First Virginia Banks, Inc. in 1984, where he worked his way up to Senior Vice President and Retail Division Sales Manager. He then served as the Senior Vice President of the Retail Division, Business Banking and Marketing Groups at SequoiaBank and the Senior Vice President of the Retail Division, Mortgage Company and Collections Group at Planters Bank before being named Executive Vice President and Chief Administrative Officer at Cardinal Financial Corporation and Cardinal Bank in 2004. Mr. Liddell was named Executive Vice President and Chief Operating Officer of Cardinal Financial and Cardinal Bank in 2005. In 2010, he was named Chairman, President, and Chief Executive Officer at 1880 Bank and Delmarva Bancshares, Inc.

Mr. Liddell is a past member the Community Depository Institutions Advisory Council of the Federal Reserve Bank of Richmond and past member of the Board of Directors of the Maryland Bankers Association.

MEDIA INFORMATION Sales and Marketing 5751 Transit Road, East Amherst, NY 14051

“We are extremely pleased to welcome Kim to the Lake Shore Savings team,” said Kevin M. Sanvidge, Chairman of the Board of Directors. “I am confident that his vast and unique experience in banking will be a great asset to the Bank as we look ahead towards what I know will be a bright future.”

About Lake Shore Savings Bank
Lake Shore Bancorp, Inc. (NASDAQ:LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York. The Bank has eleven full-service branch locations in Western New York, with five locations in Chautauqua County and six locations in Erie County. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”.

Additional information about the Company is available at www.lakeshoresavings.com.

For more information, contact:
Mike Hickok, Marketing Director
Phone: (716) 366-4070, extension 0804

-  2  -